Exhibit 99.3

Item 1. Financial Statements

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
As of July 2, 2005 and December 31, 2004
(in thousands, except share and per share data)
(unaudited)

	July 2,	December 31,
	2005	2004
Assets

Current assets:
Cash and cash equivalents	$15,666	$19,889
Accounts receivable, net	52,518	56,852
Inventories, net	53,412	45,621
Deferred tax asset	9,308	8,464
Prepaid expenses and other current assets	3,509	2,589
Assets of discontinued operations	6,518	7,367

Total current assets	140,931	140,782
Property and equipment, net	25,934	26,440
Goodwill	291,154	286,231
Intangible assets, net	85,020	86,489
Other assets	11,459	12,197

Total assets	$554,498	$552,139

Liabilities, Minority Interests and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt	$8,377	$8,346
Accounts payable	11,501	10,278
Accrued expenses	25,988	28,729
Liabilities of discontinued operations	935	563

Total current liabilities	46,801	47,916
Long-term debt, net of current portion	317,908	307,207
Deferred tax liability	29,424	35,011
Other non-current liabilities	582	867

Total liabilities	394,715	391,001
Minority interests	580	821

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized; 43,271,000 and 52,204,000 shares issued, respectively	52	52
Additional paid-in capital	155,098	154,894
Notes received for sale of common stock	(846)	(948)
Retained earnings	7,609	3,576
Accumulated other comprehensive income	(1,063)	4,390
Less cost of repurchased stock, warrants and rights (512,000 shares)	(1,647)	(1,647)

Total stockholders’ equity	159,203	160,317

Total liabilities, minority interests and stockholders’ equity	$554,498	$552,139

See accompanying notes to unaudited consolidated financial statements.

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
For the three and six months ended July 2, 2005 and July 3, 2004
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004
Net sales	$74,429	$25,773	$145,988		$52,876
Cost of sales	29,218	12,000		58,249	24,546

Gross margin	45,211	13,773		87,739	28,330
Operating expenses:
Selling, general and administrative	32,199	9,477		63,177	19,954
Research and development	2,412	1,686		4,892	3,322

Income from continuing operations	10,600	2,610		19,670	5,054
Other income (expense):
Interest income	86	114		171	246
Interest expense	(7,345)	(166)	(14,342)		(349)
Other income, net	234	73		257	198

Income from continuing operations before income taxes and minority interests	3,575	2,631		5,756	5,149
Provision for income taxes	1,349	987		2,224	1,939
Minority interests	17	—		43	—

Net income from continuing operations	2,209	1,644		3,489	3,210
Discontinued operations:
Income from discontinued operations (net of income tax expense of $142, $9, $347 and $1 respectively)	231	14		544	2

Net income	$2,440	$1,658		$4,033	$3,212

Earnings per share – basic:
Net income from continuing operations	$0.04	$0.04		$0.07	$0.07
Net income from discontinued operations	0.01	0.00		0.01	0.00

Net income	$0.05	$0.04		$0.08	$0.07

Earnings per share – diluted:
Net income from continuing operations	$0.04	$0.04		$0.07	$0.07
Net income from discontinued operations	0.01	0.00		0.01	0.00

Net income	$0.05	$0.04		$0.08	$0.07

Weighted average number of common shares outstanding:
Basic	51,744	42,875		51,722	42,847
Diluted	52,289	44,261		52,348	44,313

See accompanying notes to unaudited consolidated financial statements.

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flow
For the six months ended July 2, 2005 and July 3, 2004
(in thousands and unaudited)

	Six Months Ended
	July 2,	July 3,
	2005	2004

OPERATING ACTIVITIES:
Net income	$4,033	$3,212

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	4,156	1,303
Amortization of intangibles	2,530	352
Amortization of debt issuance costs	1,103	56
Non-cash interest expense	49	—
Stock-based compensation	91	38
Loss on disposal of assets	774	5
Deferred income taxes	(1,947)	9
Accretion of held-to-maturity investments	—	(165)
Provision for bad debt expense and sales returns	2,329	16
Inventory reserves	2,377	1,450
Minority interests	43	—
Tax benefit associated with stock options	(49)	—
Net effect of discontinued operations	679	(24)

Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	1,072	(2,311)
Inventories	(4,923)	(5,388)
Prepaid expenses, other assets and liabilities	(1,115)	(176)
Accounts payable and accrued expenses	(439)	(274)

Net cash provided by (used in) operating activities	10,763	(1,897)

INVESTING ACTIVITIES:
Acquisition of businesses	(21,065)	—
Acquisition of technology license	—	(459)
Purchases of property and equipment	(3,808)	(2,357)
Purchases of investments	—	(25,000)
Maturities of investments	—	35,170
Net effect of discontinued operations	(2)	(69)

Net cash (used in) provided by investing activities	(24,875)	7,285

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	181	349
Proceeds from notes received for sale of common stock	102	152
Proceeds from short-swing profit	—	288
Proceeds from long-term obligations	14,700	—
Payments on long-term obligations	(4,046)	(429)
Payments of debt issuance costs	(226)	—
Payments of dividend to minority shareholders	(198)	—

Net cash provided by financing activities	10,513	360
Effect of exchange rate changes on cash and cash equivalents	(624)	—

Net (decrease) increase in cash and cash equivalents	(4,223)	5,748
Cash and cash equivalents at beginning of period	19,889	10,074

Cash and cash equivalents at end of period	$15,666	$15,822

Supplemental disclosures of cash flow information:
Cash paid for interest	$12,362	$230
Cash paid for income taxes	$4,894	$1,698
Non-cash investing and financing activities:
Purchase of technology through the issuance of a note payable	$—	$250

See accompanying notes to unaudited consolidated financial statements.

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(unaudited)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

Basis of Presentation
The accompanying unaudited consolidated financial statements include the accounts of Encore Medical Corporation, a Delaware corporation, and its wholly owned subsidiaries and those entities in which we hold a controlling interest (individually and collectively referred to as “us,” “we,” “our company” or “Encore”). Minority interest reflects the 50% separate ownership of Medireha GmbH. All significant intercompany balances and transactions have been eliminated in consolidation. The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six-month periods ended July 2, 2005, are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. For further information, refer to the consolidated financial statements and footnotes thereto included in our Form 10-K dated December 31, 2004 as updated in this Form 8-K. Certain amounts from prior periods have been reclassified to conform to the current period presentation.

Description of Business
We are a diversified orthopedic company that develops, manufactures, markets and distributes a comprehensive range of high quality orthopedic devices including surgical implants, sports medicine equipment and products for orthopedic rehabilitation, pain management and physical therapy. Our products are used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries. Our non-invasive medical devices and related accessories are primarily used by patients for at-home physical therapy.

We currently market and distribute our products through two operating divisions, our Surgical Implant Division and our Orthopedic Rehabilitation Division. Our Surgical Implant Division offers a comprehensive suite of reconstructive joint products and spinal implants. Our Orthopedic Rehabilitation Division offers non-invasive medical products that are used before and after surgery to assist in the repair and rehabilitation of soft tissue and bone, and to protect against further injury; electrotherapy devices and accessories used to treat pain and restore muscle function; iontophoretic devices and accessories used to deliver medication; clinical therapy tables and traction equipment; and orthotics devices used to treat joint and spine conditions.

Our products are subject to regulation by the Food and Drug Administration (“FDA”) with respect to their sale in the United States, and we must, in many cases, obtain FDA authorization to market our products before they can be sold in the United States. Additionally, we are subject to similar regulations in many of the foreign countries in which we sell products.

2. ACCOUNTS RECEIVABLE

A summary of activity in our accounts receivable allowances for doubtful accounts and sales returns is summarized below (in thousands):

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004
Balance, beginning of period	$3,882	$454	$2,735	$440
Provision for bad debt expense and sales returns	1,197	(21)	2,329	16
Write-off charges and recoveries	(777)	25	(762)	2

Balance, end of period	$4,302	$458	$4,302	$458

3.INVENTORIES
Inventories consist of the following (in thousands):
	July 2,	December 31,
	2005	2004

Components and raw materials	$13,174	$12,126
Work in process	4,191	3,087
Finished goods	29,269	22,676
Inventory held on consignment	13,654	12,725

	60,288	50,614
Less – inventory reserves	(6,876)	(4,993)

	$53,412	$45,621

The increased inventories at July 2, 2005, principally resulted from the increase in inventory related to new product introductions and increased sales representatives in our Surgical Implant Division, coupled with the inventory we acquired pursuant to our acquisition of Osteoimplant Technology, Inc. (“OTI”) during the first quarter of 2005.

A summary of the activity in our inventory reserves for slow moving, excess, product obsolescence and valuation is presented below (in thousands):

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004
Balance, beginning of period	$6,116	$2,372	$4,993	$1,887
Provision charged to cost of sales	893	911	2,377	1,450
Write-offs charged to the reserve	(133)	(41)	(494)	(95)

Balance, end of period	$6,876	$3,242	$6,876	$3,242

The write-offs to the reserve principally relate to the disposition of fully reserved inventory. Additionally, the reserve has increased over similar periods in prior years due to our October 2004 acquisition of Empi, Inc. (“Empi”) and the additional inventory obsolescence expense related to trauma product line inventory in the fourth quarter of 2004.

4. GOODWILL AND INTANGIBLE ASSETS

A summary of the activity in goodwill is presented below (in thousands):

	July 2,	July 3,
	2005	2004
Balance, beginning of period	$286,231	$18,146
Adjustment related to resolution of contingencies associated with the acquisition of Empi	5,958	—
Goodwill associated with the acquisition of OTI	5,816	—
Foreign currency translation	(6,851)	—

Balance, end of period	$291,154	$18,146

Intangibles consisted of the following as of July 2, 2005 (in thousands):

	Gross Carrying	Accumulated
	Amount	Amortization	Intangibles, Net
Amortizable intangible assets:
Technology-based	$10,552	$(1,602)	$8,950
Customer-based	49,445	(4,529)	44,916

	$59,997	$(6,131)	53,866

Unamortizable intangible assets:
Trademarks			31,768
Foreign currency translation			(614)

Total intangible assets			$85,020

Intangibles consisted of the following as of December 31, 2004 (in thousands):

	Gross Carrying	Accumulated
	Amount	Amortization	Intangibles, Net
Amortizable intangible assets:
Technology-based	$10,398	$(1,380)	$9,018
Customer-based	46,613	(2,736)	43,877

	$57,011	$(4,116)	52,895

Unamortizable intangible assets:
Trademarks			31,768
Foreign currency translation			1,826

Total intangible assets			$86,489

During the six months ended July 2, 2005, we acquired $4,094,000 of intangible assets and disposed of an intangible asset with a net book value of $629,000 relating to the termination of a technology license. Amortization expense for the six months ended July 2, 2005 and July 3, 2004 was $2,530,000 and $352,000, respectively.

We will continue to amortize our amortizable assets over their remaining useful lives ranging from 1 to 20 years on a straight-line basis.

Our estimated amortization expense for the six months ended December 31, 2005 and the next five years is as follows (in thousands):

For six months ended December 31, 2005	$2,580

For year ended December 31, 2006	4,889

For year ended December 31, 2007	4,569

For year ended December 31, 2008	4,279

For year ended December 31, 2009	4,041

For year ended December 31, 2010	3,367

5. LONG-TERM DEBT

Our long-term debt (including capital lease obligations) consists of the following (in thousands):

	July 2,	December 31,
	2005	2004
$180 million senior credit facility to a syndicate of financial institutions; composed of a $150 million six-year term loan and a five-year $30 million revolving credit facility; collateralized by all domestic assets of Encore and pledge of 66% of stock in foreign subsidiaries of Encore; interest rate at Bank of America’s base rate or the London Interbank Offered Rate (LIBOR), plus an applicable margin determined by, among other things, the ratio of total debt to earnings before interest, taxes, depreciation and amortization (EBITDA); term loan subject to quarterly principal installments; payments beginning March 30, 2005 of (a) $1.9 million each of the first 12 quarters, (b) $3.8 million each of the next 8 quarters, and (c) $24.4 million each of the last 4 quarters with the last payment due October 2010; interest rate of 6.47% at July 2, 2005 and 5.35% at December 31, 2004.
	$160,950	$150,000
$165 million senior subordinated notes payable to institutional investors issued at 99.314% of principal amount; less unamortized discount of $1,059,000 and $1,108,000 at July 2, 2005 and December 31, 2004, respectively; interest at 9.75%; interest payable semi-annually on April 1 and October 1 of each year through October 1, 2012; junior and subordinated to senior credit facility.	163,941	163,892
4% note payable to a corporation in connection with the acquisition of a technology license in 2004, payable in varying quarterly installments through March 2009.	226	250
Note payable to a corporation in connection with the acquisition of Rehab Med+Equip by Empi in 2002; 50% payable in each of July 2005 and July 2008; interest at higher of 5% or prime; interest rate of 6.25% at July 2, 2005.	938	938
European bank loans to finance European working capital; monthly payments through March 2006, variable interest at 5.25% at July 2, 2005.	46	93
8.9% unsecured note payable to individuals in connection with the acquisition of Biodynamic Technologies, Inc. in 1999, payable in varying quarterly installments through March 2005.	—	208
Capital lease obligations, collateralized by related equipment.	184	172

	326,285	315,553
Less – current portion	(8,377)	(8,346)

	$317,908	$307,207

The debt agreements related to our $180 million senior credit facility and our $165 million senior subordinated notes payable contain warranties and covenants and require maintenance of certain financial ratios. Default on any warranty or covenant could affect our ability to borrow under the agreements and, if not waived or corrected, could accelerate the maturity of any borrowings outstanding under the applicable agreements. As of July 2, 2005, we are in compliance with all debt covenants and warranties. In addition, these debt agreements restrict our ability to (i) incur additional indebtedness; (ii) issue redeemable equity interests and preferred equity interests; (iii) pay dividends or make distributions, repurchase equity interests or make other restricted payments; (iv) make capital expenditures; (v) create liens; (vi) enter into transactions with our affiliates; (vii) make investments; (viii) sell assets; or (ix) enter into mergers or consolidations.

6. STOCK-BASED COMPENSATION

We have adopted the disclosure-only provisions of SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosures” (“SFAS 148”) as well as those outlined in SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). As permitted by SFAS 148 and SFAS 123, we continue to apply the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for our plans. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of the grant, over the amount an employee must pay to acquire the stock. We account for stock based awards for non-employees under the provisions of SFAS No. 123 and Emerging Issues Task Force Consensus 96-18.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment”, which revises SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123® amends SFAS 123 to require all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Compensation expense is to be charged during the vesting period. Pro forma disclosure will no longer be an alternative. On April 14, 2005, the Securities and Exchange Commission delayed the effective date for SFAS 123® to the first fiscal year beginning after June 15, 2005. Therefore, this Statement will become effective for us in the first quarter of 2006. We are currently evaluating the impact of the adoption of SFAS 123® and the impact it will have on our financial position and results of operations.

Had compensation cost for all stock option grants been determined based on their fair value at the grant dates, consistent with the method prescribed by SFAS 148 and SFAS 123, our net income and earnings per share would have been adjusted to the pro forma amounts indicated below (in thousands except per share data):

		Three Months Ended		Six Months Ended
		July 2,	July 3,	July 2,	July 3,
		2005	2004	2005	2004
Net income	As reported	$2,440	$1,658	$4,033	$3,212
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects		(457)	(459)	(830)	(610)

Net income	Pro forma	$1,983	$1,199	$3,203	$2,602

Earnings per share
Basic:	As reported	$0.05	$0.04	$0.08	$0.07
	Pro forma	$0.04	$0.03	$0.06	$0.06
Diluted:	As reported	$0.05	$0.04	$0.08	$0.07
	Pro forma	$0.04	$0.03	$0.06	$0.06

We estimate the fair value of each option grant on the date of grant using the Black-Scholes option pricing model. We used the following weighted average assumptions for grants during the first six months of 2005 and 2004:

	July 2,	July 3,
	2005	2004
Dividend yield	0.0%	0.0%
Expected volatility	81.0%	92.8%
Risk-free interest rate	3.9%	2.4%
Expected life	4.1 years	4.4 years

7. SEGMENT AND GEOGRAPHIC INFORMATION

We have two reportable segments as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Our reportable segments are business units that offer different products that are managed separately because each business requires different manufacturing and marketing strategies. The Surgical Implant Division sells reconstructive products including knee, hip, shoulder and spinal implants. The Orthopedic Rehabilitation Division offers non-invasive medical products that are used before and after surgery to assist in the repair and rehabilitation of soft tissue and bone, and to protect against further injury; electrotherapy devices and accessories used to treat pain and restore muscle function; iontophoretic devices and accessories used to deliver medication; clinical therapy tables and traction equipment; and orthotics devices used to treat joint and spine conditions.

Information regarding business segments is as follows (in thousands):

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004

Net sales:
Surgical Implant Division	$13,658	$10,268	$25,949	$21,047
Orthopedic Rehabilitation Division	60,771	15,505	120,039	31,829

Consolidated net sales	$74,429	$25,773	$145,988	$52,876

Gross margin
Surgical Implant Division	$10,572	$7,351	$20,389	$15,027
Orthopedic Rehabilitation Division	34,639	6,422	67,350	13,303

Consolidated gross margin	$45,211	$13,773	$87,739	$28,330

We allocate resources and evaluate the performance of our segments based on gross margin and therefore have not disclosed certain other items, such as interest, depreciation and income taxes as permitted by SFAS 131. We do not allocate assets to reportable segments because certain of our property and equipment are shared by all of our segments.

Geographic Area
We added a European-based operation in 2004 through our acquisition of Empi on October 4, 2004.

Following are our net sales by geographic area (in thousands):

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004

Net sales:
United States	$58,598	$22,946	$114,147	$46,764
Germany	7,446	175	17,076	578
Other Europe, Middle East & Africa	4,994	1,004	9,177	2,265
Asia Pacific	2,429	1,001	3,733	1,943
Other	962	647	1,855	1,326

	$74,429	$25,773	$145,988	$52,876

8. DISCONTINUED OPERATIONS

We account for our discontinued operations under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, we classified results of operations and the related charges for discontinued operations as “Income from discontinued operations, net of income tax expense” in the accompanying Consolidated Statements of Operations. We reclassified assets and liabilities of the discontinued operations and reflected them on the accompanying Consolidated Balance Sheets as “Assets of discontinued operations” and “Liabilities of discontinued operations.” For comparative purposes, we restated all prior periods presented to reflect the reclassifications on a consistent basis.

On August 8, 2005, we completed the sale of our orthopedic soft goods product line to dj Orthopedics, LLC (“dj”). The assets, previously included in our Orthopedic Rehabilitation Division, that were sold under the asset purchase and sale agreement included bracing, splinting and patient safety products, for which we received a cash payment of $9.5 million. Under the terms of our current credit facility, we made a $7.1 million principal payment using the net cash proceeds from the sale to dj of the pledged assets which formerly constituted our orthopedic soft goods product line.
Discontinued operations are as follows (in thousands):

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004
Revenue	$3,578	$3,523	$7,375	$7,464
Income from operations	480	139	1,112	243
Income before income taxes	373	23	891	3
Income tax expense	142	9	347	1

Assets and liabilities of the discontinued operations are as follows (in thousands):

	July 2,
	2005	December 31, 2004
Current assets	$4,960	$5,713
Property and equipment, net	422	446
Other non-current assets	1,136	1,208
Current liabilities	(935)	(563)

Net assets	$5,583	$6,804

In connection with the asset purchase and sale agreement, we agreed to provide transition services for a 60-day period at agreed upon rates. As of July 2, 2005, current assets are primarily composed of accounts receivable and inventory, and current liabilities are primarily composed of inventory purchases in accounts payable.

9. EARNINGS PER SHARE

Following is a reconciliation of the basic and diluted per share computations (in thousands except per share data):

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004
Net income from continuing operations	$2,209	$1,644	$3,489	$3,210
Net income from discontinued operations	231	14	544	2

Net income	$2,440	$1,658	$4,033	$3,212

Shares used in computing basic earnings per share	51,744	42,875	51,722	42,847
Plus incremental shares from assumed exercise of stock options	545	1,386	626	1,466

Shares used in computing diluted earnings per share	52,289	44,261	52,348	44,313

Earnings per share — basic:
Net income from continuing operations	$0.04	$0.04	$0.07	$0.07
Net income from discontinued operations	$0.01	$0.00	$0.01	$0.00

Net income	$0.05	$0.04	$0.08	$0.07

Earnings per share – diluted:
Net income from continuing operations	$0.04	$0.04	$0.07	$0.07
Net income from discontinued operations	$0.01	$0.00	$0.01	$0.00

Net income	$0.05	$0.04	$0.08	$0.07

For the quarters ended July 2, 2005 and July 3, 2004, we did not include the effect of 1,700,000 and 935,000 common stock equivalents, respectively, in the computation of diluted earnings per share because the inclusion of such would be anti-dilutive. The total number of common stock equivalents excluded from the calculations of diluted earnings per common share was 1,495,000 for the first six months of 2005 and 336,000 for the first six months of 2004.

10. ACQUISITION OF EMPI

On October 4, 2004, we acquired Empi, a privately held Minnesota corporation. The total purchase price of approximately $369.8 million was comprised of approximately $172.8 million payable to the Empi common stockholders and option holders in cash, along with eight million shares of our common stock, plus the repayment of approximately $154.9 million of outstanding Empi debt and $7.0 million in purchase costs.

During the first six months of 2005, this purchase price was adjusted to reflect the resolution of two contingencies. The first contingency related to an anticipated closing tax benefit generated by the completion of the Empi acquisition, which resulted in a $6.0 million payment to Empi’s former stockholders and option holders. The second contingency related to completion of the audit of Empi’s closing date balance sheet that resulted in a return to us of $291,000 of the original acquisition consideration. In addition, we incurred an additional $249,000 in purchase costs.

As a result of these transactions, the total purchase price for the Empi acquisition has been adjusted to $375.7 million. There have been no changes to the estimated fair value of acquired tangible and identifiable intangible assets or the assumed liabilities of Empi. Therefore, the net additional acquisition consideration of $5.9 million has been reflected as an addition to the goodwill acquired in this business combination.

11. ACQUISITION OF OTI

On February 22, 2005, we acquired substantially all of the assets of OTI, which included a line of spinal implant products and several total knee and hip implant designs. The total purchase price for the OTI assets of approximately $15.1 million was comprised of approximately $14.5 million payable in cash to the OTI stockholders and $583,000 in purchase costs. We borrowed $14.7 million from our existing line of credit to finance this acquisition.

The acquisition consideration is subject to adjustment based upon the final balance sheet as of the closing date. In addition, there are up to $1.5 million in future milestone payments that could be earned by OTI based on the sales results of the OTI products we have acquired during the first twelve months after the closing of the transaction.

Under the purchase method of accounting, the total purchase price for the OTI assets was allocated to the acquired tangible and identifiable intangible assets and the assumed liabilities of OTI based upon their estimated fair values as of the closing date. The following represents the allocation of the aggregate purchase price for the OTI assets as of February 22, 2005. The fair value for certain assets acquired was determined based upon independent third party appraisals (inventory, fixed assets, intangible assets). For the remaining assets and liabilities, book value was deemed to approximate fair value due to the nature of the assets and liabilities. The following valuations were determined (in thousands):

Current assets	$4,101
Tangible and other noncurrent assets	1,297
Liabilities assumed	(201)
Intangible assets	4,094
Goodwill	5,816

$15,107

The tangible assets we acquired from OTI are being depreciated over their useful lives of two to five years and the acquired intangible assets consist of the following, and are being amortized over their estimated economic life, where applicable, using the straight-line method (in thousands):

Asset class	Fair value	Wtd. Avg. Useful life
Technology-based	$1,263	6 years
Customer-based	2,831	7 years
Goodwill	5,816	N/A

	$9,910

The results of OTI have been included within the consolidated statement of operations since the date of acquisition, February 22, 2005. OTI is not considered a significant business combination. As such, pro forma information has not been presented.

12. GUARANTOR / NON-GUARANTOR COMPANIES OF THE 93/4% SENIOR SUBORDINATED

NOTES DUE 2012

Under the terms of our 93/4% senior subordinated notes due 2012, Encore Medical Corporation and our domestic (U.S.) subsidiaries guarantee the notes. Our foreign subsidiaries do not guarantee the notes. The subsidiary issuer and each subsidiary guarantor are 100% owned by the parent company. All guarantees are full and unconditional, and are also joint and several among the guarantor companies. The indenture related to our notes impose certain restrictions including, among other things, limits on our ability and that of our subsidiaries to:

• • • • • • • • • •	incur or guarantee additional indebtedness or issue preferred stock;
 pay dividends or make other distributions;
 repurchase our stock;
 make investments;
 sell or otherwise dispose of our assets, including capital stock of our subsidiaries;
 create liens;
 prepay, redeem or repurchase debt;
 enter into agreements restricting our subsidiaries’ ability to pay dividends;
 enter into transactions with affiliates; and
consolidate, merge or sell all of our assets.

The following condensed consolidating schedules present condensed financial information of our guarantors and our subsidiaries that are non-guarantors as of and for the periods presented below.

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Condensed Consolidating Balance Sheet
As of July 2, 2005
(in thousands)
(unaudited)

	Encore Medical	Encore Medical IHC,	Other	Non-	Elim-
	Corporation	Inc.	Guarantors	guarantors	inations	Consolidated
Assets

Current assets:
Cash and cash equivalents	$71	$-	$9,959	$5,636	$-	$15,666
Accounts receivable, net	-	-	46,166	6,352	-	52,518
Inventories, net	-	-	51,632	2,337	(557)	53,412
Deferred tax asset	-	-	7,642	1,666	-	9,308
Prepaid expenses and other current assets	-	-	3,013	496	-	3,509
Assets of discontinued operations	-		6,518	-	-	6,518

Total current assets	71	-	124,930	16,487	(557)	140,931
Property and equipment, net	-	-	21,872	4,062	-	25,934
Goodwill	-	-	238,098	53,056	-	291,154
Intangible assets, net	-	-	68,745	16,275	-	85,020
Investment in subsidiaries	47,388	128,138	30,764	-	(206,290)	-
Other assets	-	10,938	521	-	-	11,459

Total assets	$47,459	$139,076	$484,930	$89,880	$(206,847)	$554,498

Liabilities, Minority Interests and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt	$-	$7,500	$841	$36	$-	$8,377
Accounts payable	-	-	10,873	628	-	11,501
Accrued expenses	-	5,380	16,123	4,485	-	25,988
Liabilities of discontinued operations	-	-	935	-	-	935

Total current liabilities	-	12,880	28,772	5,149		46,801
Long-term debt, net of current portion	-	317,390	507	11	-	317,908
Deferred tax liability	-	-	23,052	6,372	-	29,424
Intercompany payable	(111,744)	(238,582)	272,315	78,011	-	-
Other non-current liabilities	-	-	582	-	-	582

Total liabilities	(111,744)	91,688	325,228	89,543	-	394,715
Minority interests	-	-	-	580	-	580
Stockholders’ equity	159,203	47,388	159,702	(243)	(206,847)	159,203

Total liabilities, minority interests and stockholders’ equity	$47,459	$139,076	$484,930	$89,880	$(206,847)	$554,498

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Condensed Consolidating Statement of Operations
Three Months Ended July 2, 2005
(in thousands and unaudited)

	Encore Medical	Encore Medical IHC,	Other	Non-	Elim-
	Corporation	Inc.	Guarantors	guarantors	inations	Consolidated
Net sales	$—	$—	$64,914	$10,234	$(719)	$74,429
Cost of sales	—	—	25,180	4,622	(584)	29,218

Gross margin	—	—	39,734	5,612	(135)	45,211

Operating expenses:
Selling, general and administrative	—	—	28,243	3,956	—	32,199
Research and development	—	—	2,084	328	—	2,412

Income from continuing operations	—	—	9,407	1,328	(135)	10,600

Other income (expense):
Interest income	—	—	39	47	—	86
Interest expense	—	(7,397)	73	(21)	—	(7,345)
Other income (expense), net	2,455	9,852	239	(5)	(12,307)	234

Income from continuing operations before minority interests and income taxes	2,455	2,455	9,758	1,349	(12,442)	3,575
Provision for income taxes	—	—	960	440	(51)	1,349
Minority interests	—	—	—	17	—	17

Net income from continuing operations	2,455	2,455	8,798	892	(12,391)	2,209
Income from discontinued operations	—	—	231	—	—	231

Net income	$2,455	$2,455	$9,029	$892	$(12,391)	$2,440

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Condensed Consolidating Statement of Operations
Six Months Ended July 2, 2005
(in thousands and unaudited)

	Encore Medical	Encore Medical IHC,	Other	Non-	Elim-
	Corporation	Inc.	Guarantors	guarantors	inations	Consolidated
Net sales	$—	$—	$126,509	$21,281	$(1,802)	$145,988
Cost of sales	—	—	50,161	9,746	(1,658)	58,249

Gross margin	—	—	76,348	11,535	(144)	87,739

Operating expenses:
Selling, general and administrative	—	—	55,104	8,073	—	63,177
Research and development	—	—	4,207	685	—	4,892

Income from continuing operations	—	—	17,037	2,777	(144)	19,670

Other income (expense):
Interest income	2	—	122	47	—	171
Interest expense	—	(14,372)	30	—	—	(14,342)
Other income (expense), net	4,174	18,545	417	(160)	(22,719)	257

Income from continuing operations before minority interests and income taxes	4,176	4,173	17,606	2,664	(22,863)	5,756
Provision for income taxes	—	—	1,196	1,082	(54)	2,224
Minority interests	—	—	—	43	—	43

Net income from continuing operations	4,176	4,173	16,410	1,539	(22,809)	3,489
Income from discontinued operations	—	—	544	—	—	544

Net income	$4,176	$4,173	$16,954	$1,539	$(22,809)	$4,033

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Condensed Consolidating Statement of Cash Flows
Six Months Ended July 2, 2005
(in thousands and unaudited)

	Encore Medical	Encore Medical IHC,	Other	Non-	Elim-
	Corporation	Inc.	Guarantors	guarantors	inations	Consolidated

OPERATING ACTIVITIES:
Net income	$4,176	$4,173	$16,954	$1,539	$(22,809)	$4,033

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	—	—	2,691	1,465	—	4,156
Amortization of intangibles	—	—	1,673	857	—	2,530
Amortization of debt issuance costs	—	1,103	—	—	—	1,103
Non-cash interest expense	—	49	—	—	—	49
Stock-based compensation	30	—	61	—	—	91
Tax benefit associated with stock options	(49)	—	—	—	—	(49)
Deferred income taxes	—	—	(12,359)	10,412	—	(1,947)
Loss on disposal of assets	—	—	289	485	—	774
Provision for bad debt expense and sales returns	—	—	2,294	35	—	2,329
Inventory reserves	—	—	2,370	7	—	2,377
Minority interests	—	—	—	43	—	43
Net effect of discontinued operations	—	—	679	—	—	679

Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	—	—	(2,564)	3,636	—	1,072
Inventories	—	—	(6,439)	1,372	144	(4,923)
Prepaid expenses, other assets and liabilities	7	(557)	(482)	(83)	—	(1,115)
Accounts payable and accrued expenses	—	895	929	(2,209)	(54)	(439)

Net cash provided by (used in) operating activities	4,164	5,663	6,096	17,559	(22,719)	10,763

INVESTING ACTIVITIES:
Acquisition of businesses	—	—	(21,065)	—	—	(21,065)
Investment in subsidiaries	(4,571)	(18,942)	794	—	22,719	—
Purchases of property and equipment	—	—	(2,434)	(1,374)	—	(3,808)
Net effect of discontinued operations	—	—	(2)	—	—	(2)

Net cash (used in) provided by investing activities	(4,571)	(18,942)	(22,705)	(1,374)	22,719	(24,873)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	181	—	—	—	—	181
Proceeds from notes received for sale of common stock	102	—	—	—	—	102
Intercompany	(544)	2,556	11,582	(13,594)	—	—
Proceeds from long-term obligations	—	14,700	—	—	—	14,700
Payments on long-term obligations	—	(3,751)	(259)	(36)	—	(4,046)
Payment of debt issuance costs	—	(226)	—	—	—	(226)
Dividend to minority shareholder	—	—	—	(198)	—	(198)

Net cash (used in) provided by financing activities	(261)	13,279	11,323	(13,828)	—	10,513
Effect of exchange rate on cash and cash equivalents	—	—	24	(648)	—	(624)

Net (decrease) increase in cash and cash equivalents	(668)	—	(5,264)	1,709	—	(4,223)
Cash and cash equivalents at beginning of period	739	—	15,223	3,927	—	19,889

Cash and cash equivalents at end of period	$71	$—	$9,959	$5,636	$—	$15,666

Consolidating financial statements prior to October 4, 2004 do not provide additional meaningful information to that presented in the consolidated financial statements, as the issuer (Encore Medical IHC, Inc.) did not exist and the non-guarantor companies were not owned by Encore prior to that date. As a result, we have omitted this information.